Exhibit 99.1

Contacts:

Gregory B. Hanson	Kristin K. Seabrook
Chief Financial Officer	Chief Legal Officer and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners Reports Fourth-Quarter and Full-Year 2025

Financial Results

Waltham, Mass., February 27, 2026 – Global Partners LP (NYSE: GLP) (“Global Partners” or the “Partnership”) today reported financial results for the fourth quarter and full year ended December 31, 2025.

CEO Commentary

“We closed 2025 with a fourth quarter that reflected the strength and resilience of our integrated platform,” said Eric Slifka, President and Chief Executive Officer. “Built and refined over more than 90 years, our diversified business model and broad network provide a durable competitive advantage, positioning us to navigate market cycles and adapt to dynamic market conditions while meeting the needs of the markets, customers and communities we serve.

“The flexibility of our business model was reflected in the strong fourth-quarter performance of our Gasoline Distribution and Station Operations segment, which helped to offset less favorable market conditions in our Wholesale segment,” Slifka said. “As an owner, supplier, and operator of liquid energy terminals and retail fueling locations, our scale enables us to capture opportunities across the value chain, helping to balance segment variability and support consistent results over time.”

Slifka concluded, “Backed by a strong balance sheet and healthy cash flow generation, we enter 2026 focused on disciplined execution and continued investment in our diversified portfolio to enhance long-term value for our unitholders.”

Fourth-Quarter and Full-Year 2025 Financial Highlights

Net income was $25.1 million, or $0.54 per diluted common limited partner unit, for the fourth quarter of 2025, compared with net income of $23.9 million, or $0.52 per diluted common limited partner unit, in the same period of 2024. Net income was $98.0 million, or $2.11 per diluted common limited partner unit, for full-year 2025 compared with net income of $110.3 million, or $2.41 per diluted common limited partner unit, for full-year 2024.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $94.1 million in the fourth quarter of 2025 compared with $94.6 million in the same period of 2024. EBITDA was $378.8 million for full-year 2025 compared with $389.4 million for full-year 2024.

Adjusted EBITDA was $94.8 million in the fourth quarter of 2025 versus $97.8 million in the same period of 2024. Adjusted EBITDA was $383.0 million for full-year 2025 versus $389.1 million for full-year 2024.

Distributable cash flow (DCF) was $38.4 million in the fourth quarter of 2025 compared with $45.7 million in the same period of 2024. DCF was $189.1 million for full-year 2025 compared with $205.8 million for full-year 2024.

Adjusted DCF was $38.8 million in the fourth quarter of 2025 compared with $46.1 million in the same period of 2024. Adjusted DCF was $190.9 million for full-year 2025 compared with $208.2 million for full-year 2024.

Gross profit was $263.1 million in the fourth quarter of 2025 compared with $268.8 million in the same period of 2024. Gross profit was $1.1 billion for full-year 2025 and 2024.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $295.7 million in the fourth quarter of 2025 compared with $302.0 million in the same period of 2024. Combined product margin was $1.2 billion for full-year 2025 and 2024.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months and 12 months ended December 31, 2025, and 2024.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $231.3 million in the fourth quarter of 2025 compared with $213.6 million in the same period of 2024. Product margin from gasoline distribution was $165.6 million compared with $145.7 million in the year-earlier period, primarily reflecting higher fuel margins (cents per gallon). Product margin from station operations was $65.7 million in the fourth quarter of 2025 compared with $67.9 million in the fourth quarter of 2024.

Wholesale segment product margin was $58.3 million in the fourth quarter of 2025 compared with $79.8 million in the same period of 2024. Gasoline and gasoline blendstocks product margin decreased to $28.1 million in the fourth quarter of 2025 from $38.6 million in the same period of 2024, driven primarily by less favorable market conditions in gasoline. Product margin from distillates and other oils was $30.2 million in the fourth quarter of 2025 compared with $41.2 million in the same period of 2024, primarily due to less favorable market conditions.

Commercial segment product margin was $6.0 million in the fourth quarter of 2025 compared with $8.6 million in the same period of 2024, primarily due to less favorable conditions in bunkering.

Total sales were $4.6 billion in the fourth quarter of 2025 compared with $4.2 billion in the same period of 2024, primarily due to an increase in Wholesale volume sold, partially offset by a decrease in prices.

Wholesale segment sales were $3.2 billion in the fourth quarter of 2025 compared with $2.7 billion in the same period of 2024. GDSO segment sales were $1.2 billion in the fourth quarter of 2025 compared with $1.3 billion in the same period of 2024. Commercial segment sales were $270.1 million in the fourth quarter of 2025 compared with $235.4 million in the same period of 2024.

Total volume was 2.1 billion gallons in the fourth quarter of 2025 compared with 1.8 billion gallons in the same period of 2024. Wholesale segment volume was 1.6 billion gallons in the fourth quarter of 2025 compared with 1.3 billion gallons in the same period of 2024. GDSO volume was 369.0 million gallons in the fourth quarter of 2025 compared with 400.3 million gallons in the same period of 2024. Commercial segment volume was 144.4 million gallons in the fourth quarter of 2025 compared with 106.9 million gallons in the same period of 2024.

Recent Developments

•	Global Partners announced a cash distribution of $0.7600 per unit ($3.04 per unit on an annualized basis) on all of its outstanding common units from October 1, 2025 through December 31, 2025. The distribution was paid on February 13, 2026 to unitholders of record as of the close of business on February 9, 2026.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and full-year 2025 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)

(201) 689-8881 (International)

The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com.

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global Partners operates or maintains dedicated storage at 54 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global Partners owns, operates and/or supplies approximately 1,700 retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Global Partners, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•	compliance with certain financial covenants included in its debt agreements;

•	financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•	ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•	operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global Partners’ proportionate share of EBITDA related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global Partners’ success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global Partners’ ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global Partners’ proportionate share of distributable cash flow related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global Partners undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Sales	$4,647,883	$4,186,238	$18,561,421	$17,163,566
Cost of sales	4,384,801	3,917,410	17,499,368	16,105,670
Gross profit	263,082	268,828	1,062,053	1,057,896

Costs and operating expenses:
Selling, general and administrative expenses	80,921	79,427	305,702	292,073
Operating expenses	124,567	128,092	519,450	515,327
Amortization expense	1,269	2,129	5,332	8,275
Net (gain) loss on sale and disposition of assets	(971)	1,115	(3,326)	(9,494)
Long-lived asset impairment	-	-	231	492
Total costs and operating expenses	205,786	210,763	827,389	806,673

Operating income	57,296	58,065	234,664	251,223

Other income (loss) and (expense):
Income (loss) from equity method investments	1,438	358	4,509	(1,514)
Interest expense	(33,284)	(34,417)	(137,162)	(134,773)
Loss on early extinguishment of debt	-	-	(2,971)	-

Income before income tax expense	25,450	24,006	99,040	114,936

Income tax expense	(392)	(148)	(1,063)	(4,609)

Net income	25,058	23,858	97,977	110,327

Less: General partner's interest in net income, including incentive distribution rights	4,933	4,288	18,759	15,344
Less: Preferred limited partner interest in net income	1,781	1,781	7,124	9,575
Less: Redemption of Series A preferred limited partner units	-	-	-	2,634

Net income attributable to common limited partners	$18,344	$17,789	$72,094	$82,774

Basic net income per common limited partner unit (1)	$0.54	$0.53	$2.13	$2.45

Diluted net income per common limited partner unit (1)	$0.54	$0.52	$2.11	$2.41

Basic weighted average common limited partner units outstanding	33,805	33,708	33,871	33,840

Diluted weighted average common limited partner units outstanding	34,128	34,328	34,217	34,339

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$12,243	$8,208
Accounts receivable, net	530,142	472,591
Accounts receivable - affiliates	2,627	6,250
Inventories	549,118	594,072
Brokerage margin deposits	17,804	20,135
Derivative assets	17,067	13,710
Prepaid expenses and other current assets	98,486	92,414
Total current assets	1,227,487	1,207,380

Property and equipment, net	1,657,444	1,706,605
Right of use assets, net	378,358	302,199
Intangible assets, net	13,350	18,683
Goodwill	421,913	421,913
Equity method investments	113,755	92,709
Other assets	38,410	38,709

Total assets	$3,850,717	$3,788,198

Liabilities and partners' equity
Current liabilities:
Accounts payable	$573,202	$509,975
Working capital revolving credit facility - current portion	126,100	129,500
Lease liability - current portion	73,775	56,780
Environmental liabilities - current portion	7,193	7,704
Trustee taxes payable	83,801	66,753
Accrued expenses and other current liabilities	207,580	223,304
Derivative liabilities	4,540	6,105
Total current liabilities	1,076,191	1,000,121

Working capital revolving credit facility - less current portion	100,000	100,000
Revolving credit facility	103,500	167,000
Senior notes	1,232,723	1,186,723
Lease liability - less current portion	311,429	251,745
Environmental liabilities - less current portion	88,772	91,367
Financing obligations	128,505	134,475
Deferred tax liabilities	64,534	63,548
Other long-term liabilities	69,520	76,606
Total liabilities	3,175,174	3,071,585

Partners' equity	675,543	716,613

Total liabilities and partners' equity	$3,850,717	$3,788,198

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$28,133	$38,605	$205,576	$181,802
Distillates and other oils	30,190	41,200	116,098	110,430
Total	58,323	79,805	321,674	292,232
Gasoline Distribution and Station Operations segment:
Gasoline distribution	165,622	145,672	574,052	578,737
Station operations	65,720	67,914	271,936	281,745
Total	231,342	213,586	845,988	860,482
Commercial segment	6,036	8,655	26,284	31,354
Combined product margin	295,701	302,046	1,193,946	1,184,068
Depreciation allocated to cost of sales	(32,619)	(33,218)	(131,893)	(126,172)
Gross profit	$263,082	$268,828	$1,062,053	$1,057,896

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$25,058	$23,858	$97,977	$110,327
Depreciation and amortization	35,318	36,180	142,583	139,685
Interest expense	33,284	34,417	137,162	134,773
Income tax expense	392	148	1,063	4,609
EBITDA (1)	94,052	94,603	378,785	389,394
Net (gain) loss on sale and disposition of assets	(971)	1,115	(3,326)	(9,494)
Long-lived asset impairment	-	-	231	492
(Income) loss from equity method investment (2)	(1,193)	(358)	(2,318)	1,718
EBITDA related to equity method investment (2)	2,878	2,455	9,610	6,987
Adjusted EBITDA (1)	$94,766	$97,815	$382,982	$389,097

Reconciliation of net cash provided by operating activities to EBITDA and adjusted EBITDA:
Net cash provided by operating activities	$101,048	$67,247	$284,804	$31,600
Net changes in operating assets and liabilities and certain non-cash items	(40,672)	(7,209)	(44,244)	218,412
Interest expense	33,284	34,417	137,162	134,773
Income tax expense	392	148	1,063	4,609
EBITDA (1)	94,052	94,603	378,785	389,394
Net (gain) loss on sale and disposition of assets	(971)	1,115	(3,326)	(9,494)
Long-lived asset impairment	-	-	231	492
(Income) loss from equity method investment (2)	(1,193)	(358)	(2,318)	1,718
EBITDA related to equity method investment (2)	2,878	2,455	9,610	6,987
Adjusted EBITDA (1)	$94,766	$97,815	$382,982	$389,097

Reconciliation of net income to distributable cash flow and adjusted distributable cash flow:
Net income	$25,058	$23,858	$97,977	$110,327
Depreciation and amortization	35,318	36,180	142,583	139,685
Amortization of deferred financing fees	1,861	1,873	7,454	7,449
Amortization of routine bank refinancing fees	(1,225)	(1,194)	(4,939)	(4,774)
Maintenance capital expenditures	(22,599)	(14,985)	(54,020)	(46,889)
Distributable cash flow (1)(3)(4)	38,413	45,732	189,055	205,798
(Income) loss from equity method investment (2)	(1,193)	(358)	(2,318)	1,718
Distributable cash flow from equity method investment (2)	1,591	772	4,185	661
Adjusted distributable cash flow (1)(4)	38,811	46,146	190,922	208,177
Distributions to preferred unitholders (5)	(1,781)	(1,781)	(7,124)	(9,575)
Adjusted distributable cash flow after distributions to preferred unitholders	$37,030	$44,365	$183,798	$198,602

Reconciliation of net cash provided by operating activities to distributable cash flow and adjusted distributable cash flow:
Net cash provided by operating activities	$101,048	$67,247	$284,804	$31,600
Net changes in operating assets and liabilities and certain non-cash items	(40,672)	(7,209)	(44,244)	218,412
Amortization of deferred financing fees	1,861	1,873	7,454	7,449
Amortization of routine bank refinancing fees	(1,225)	(1,194)	(4,939)	(4,774)
Maintenance capital expenditures	(22,599)	(14,985)	(54,020)	(46,889)
Distributable cash flow (1)(3)(4)	38,413	45,732	189,055	205,798
(Income) loss from equity method investment (2)	(1,193)	(358)	(2,318)	1,718
Distributable cash flow from equity method investment (2)	1,591	772	4,185	661
Adjusted distributable cash flow (1)(4)	38,811	46,146	190,922	208,177
Distributions to preferred unitholders (5)	(1,781)	(1,781)	(7,124)	(9,575)
Adjusted distributable cash flow after distributions to preferred unitholders	$37,030	$44,365	$183,798	$198,602

(1) EBITDA, adjusted EBITDA, distributable cash flow ("DCF") and adjusted DCF include a loss on early extinguishment of debt of $3.0 million for the twelve months ended December 31, 2025 related to the redemption of the Partnership's 7.00% senior notes due 2027.

(2) Represents the Partnership's proportionate share of income or loss, EBITDA and DCF, as applicable, related to the Partnership's 49.99% interest in its Spring Partners Retail LLC joint venture, which is accounted for using the equity method.

(3) As defined by the Partnership's partnership agreement, DCF is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(4) DCF and adjusted DCF include a net gain (loss) on sale and disposition of assets and long-lived asset impairment of $1.0 million and ($1.1 million) for the three months ended December 31, 2025 and 2024, respectively, and $3.1 million and $9.0 million for the twelve months ended December 31, 2025 and 2024, respectively. DCF also includes income (loss) of $1.2 million and $0.4 million for the three months ended December 31, 2025 and 2024, respectively, and $2.3 million and ($1.7 million) for the twelve months ended December 31, 2025 and 2024, respectively, related to the Partnership's 49.99% interest in its Spring Partners Retail LLC joint venture, which is accounted for using the equity method.

(5) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. On April 15, 2024, all of the Partnership's Series A preferred units were redeemed and are no longer outstanding.